Exhibit 99.1

IMMEDIATE RELEASE	May 25, 2011

NEOPROBE ANNOUNCES SALE OF GAMMA DETECTION DEVICE
BUSINESS TO DEVICOR MEDICAL PRODUCTS

– Sale allows Neoprobe to Focus Future Efforts on Pipeline Development –

– Conference Call Scheduled for Today 5 pm ET –

DUBLIN, OHIO – May 25, 2011 — Neoprobe Corporation (NYSE Amex: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, today announced that it has signed a definitive asset purchase agreement to sell its neoprobe® GDS line of gamma detection device systems to Devicor Medical Products, Inc. (Devicor) for $30 million in cash, plus a contingent value provision to be paid to Neoprobe of up to an additional $20 million in royalties. The sale allows Neoprobe to focus its resources and efforts on the continued development of its lead radiopharmaceutical pipeline products, Lymphoseek® (tilmanocept) and RIGScan™, and to pursue efforts to expand its drug development portfolio.

In addition to the $30 million cash payment, the agreement calls for up to an additional $20 million in royalties to be paid to Neoprobe in the event Devicor achieves revenue from GDS products above $21 million during any fiscal year for up to five years. The sale is subject to approval by Neoprobe’s shareholders and is expected to close shortly after the shareholders’ meeting planned for August 15, 2011.

"We are pleased to have arrived at this important agreement for our gamma detection device business with a leader in the diagnostic device space,” said Dr. Mark Pykett, Neoprobe’s President and CEO. “Devicor is a trusted partner and we believe it can ultimately deliver to Neoprobe the full value of the device business we have built. This transaction allows Neoprobe to strategically focus its expertise, competencies and resources in the radiopharmaceutical space and in doing so become a pure-play specialty pharmaceutical company where attractive valuations can be realized for our shareholders. Importantly, it provides access to resources to support and advance development of our RIGS technology, to evaluate additional opportunities for Lymphoseek and to pursue growth of our pipeline with other product candidates."

"The agreement allows Neoprobe to accelerate years of future cash flow to today while still realizing potential value from additional growth of the device business in the future,” said Brent Larson, Neoprobe’s Senior Vice President and CFO. “The transaction reduces financial risks and enables us to more aggressively pursue investment in our drug pipeline programs that we believe can generate important shareholder value. We believe Devicor is well positioned to continue the success our GDS systems have achieved to date and to realize their full potential going forward."

“Neoprobe has been an excellent partner and we look forward to the next phase of our relationship as the dedicated GDS employees join our growing company and we continue to invest in expanding the product line,” said Tom Daulton, Devicor’s CEO. “This is a great example of our add-on acquisition strategy and partnership with GTCR following the platform Mammotome transaction,” added Jonathan Salkin, Devicor’s Executive Vice President.

NEOPROBE CORPORATION
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Earlier this month Neoprobe announced top-line results from its Lymphoseek NEO3-09 study. As previously disclosed by the Company, the NEO3-09 study met all primary and secondary endpoints and highlighted the superior performance by Lymphoseek compared to vital blue dye in intraoperative lymphatic mapping (ILM), a procedure in which lymph nodes are identified for biopsy to assess for the presence of tumor. The full NEO3-09 data set will be presented at the 2011 Annual Meeting of the American Society of Clinical Oncology, June 3-7, in Chicago.

Dr. Pykett and Mr. Brent Larson, Neoprobe’s Chief Financial Officer, will host an investor conference call at 5:00 PM (ET) today, May 25, 2011, to discuss the Devicor transaction. The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date:	May 25, 2011	Available until:	June 8, 2011
Time:	5:00 PM ET	Toll-free (U.S.) Dial in # :	(877) 660-6853
		International Dial in # :	(201) 612-7415
Toll-free (U.S.) Dial in # :	(877) 407-8033
International Dial in # :	(201) 689-8033	Replay passcode:
		Account #:	286
		Conference ID #:	373294

Contacts:

Neoprobe Corporation — Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors, LLC — (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. — (212) 508-9670

About Neoprobe
Neoprobe is a biomedical company focused on enhancing oncology patient care and improving patient benefit through radiopharmaceutical product development. Neoprobe is actively developing two radiopharmaceutical agent platforms – Lymphoseek® and RIGScanTM CR – to help surgeons better identify and treat certain types of cancer. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline program through continued investment and selective acquisitions. For more information, please visit www.neoprobe.com.

About Devicor Medical Products, Inc.
Devicor, the parent corporation of Mammotome, is a fast-growing global company dedicated to acquiring and growing health care companies. With an initial focus on the breast cancer market the company is dedicated to building a global business through the investment in, and development of, tools and technologies that facilitate minimally invasive medical procedures. For more information, please visit www.devicormedical.com.

Mammotome, headquartered in Sharonville, OH, has employees around the globe. The company is committed to advancing technology to help clinicians accurately diagnose breast disease, such as breast cancer, through minimally invasive procedures. Sold in more than 50 countries around the world, the Mammotome product portfolio includes the MAMMOTOME® Breast Biopsy System and tissue markers ((MammoMARK®, MicroMARK®, and CorMARK®) used in breast disease diagnostic sampling and management. Since the Mammotome® Biopsy System’s introduction in 1995, over 3.4 million women have had a minimally invasive breast biopsy in stereotactic, ultrasound or MRI-guidance imaging using Mammotome. For more information, please visit www.mammotome.com.

NEOPROBE CORPORATION
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The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.